NEWS RELEASE

EVEREST RE GROUP, LTD.

Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact: Elizabeth B. Farrell

Vice President, Investor Relations

Everest Global Services, Inc.

908.604.3169

For Immediate Release

Everest Re Group Reports Third Quarter 2007 Earnings

HAMILTON, Bermuda – October 22, 2007 -- Everest Re Group, Ltd. (NYSE: RE) reported third quarter after-tax operating income1, which excludes realized capital gains and losses, of $232.5 million, slightly below the $240.2 million reported for the third quarter of last year. After-tax operating income per fully diluted share was $3.68 for both periods. Net income, including net realized capital gains and losses, was $246.6 million for the third quarter of 2007, up slightly from $245.7 million for the third quarter of 2006. Net income per diluted share grew by 4% to $3.90 in this year’s third quarter from $3.76 in the third quarter of 2006.

For the nine months ended September 30, 2007, after-tax operating income1 was $713.7 million compared to $616.8 million for the nine months ended September 30, 2006. On a per diluted share basis, net operating income was $11.19, an increase of 19% from $9.44 for the nine months ended September 30, 2006. Net income, including realized capital gains and losses was $827.0 million in the first nine months of 2007, or $12.96 per diluted share compared to $634.5 million or $9.71 per diluted share, for the first nine months of 2006, a per share increase of 33%.

Operating highlights for the third quarter of 2007 included the following:

•

Gross written premiums were $1.07 billion, a 3% increase compared to $1.05 billion in the third quarter of 2006. Growth in the reinsurance segments, with gross written premiums up almost 6% quarter over quarter, more than offset the decline in the insurance segment. Year-to-date, gross written premiums of $3.03 billion, in the aggregate, are little changed from last year.

•	Net investment income increased 17% to $172.8 million compared to $147.5 million in the third quarter of 2006.
•

Cash flow from operations was $356.0 million for the quarter compared to $180.9 million in 2006. These results include catastrophe loss payouts of $86.0 million and $202.2 million, respectively, and tax payments of $107.4 million and $37.7 million, respectively, for the three months ended September 30, 2007 and 2006.

•	The year-to-date annualized after-tax operating income return on average shareholders’ equity was 16.9% and the annualized net income return was 17.9%.
•

The GAAP combined ratio in the third quarter was 86.6% compared to 83.1% in the same period last year. Overall, the Company’s net loss development was $0.4 million, reflecting unfavorable development on asbestos reserves of $38.3 million offset by favorable development on non-asbestos reserves of $37.9 million in the quarter. In view of the asbestos claim notifications we have received and recorded over the past several quarters and industry-wide trends in reported losses, we will analyze the implications of these developments in assessing our potential asbestos exposures as part of our year end reserve review.

•

Catastrophe losses were $23.9 million (net of reinstatement premiums) for the quarter, adding 3 points to the combined ratio. The July storm and flooding in England, the earthquake in Peru, and Hurricane Dean, which impacted parts of the Caribbean and Mexico, accounted for the largest portion of these losses.

•

Shareholders’ equity grew from $5.1 billion to $5.6 billion in the first nine months of 2007, after share repurchases of $240 million and a doubling of the common dividend. Book value per share was $89.33 as of September 30, up 14% from $78.53 as of year end 2006.

•

Since year end 2006, the Company has repurchased 2.5 million of its common shares at an average price of $95.55. The total cost of the repurchased shares is $240 million, $40 million of which was purchased in the third quarter. The repurchases were made pursuant to a 5 million share repurchase authorization provided by the Company’s Board of Directors, leaving 2.5 million shares available under the authorization.

Commenting on the Company’s results, Chairman and Chief Executive Officer, Joseph V. Taranto said, “We continue to pursue underwriting and investment discipline. And we remain focused on building shareholder value. This is exemplified by growth in book value per share of 14% in just the first nine months of the year driven by our strong earnings and focused capital management strategies.”

This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our latest Annual Report on Form 10-K. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.

A conference call discussing the second quarter results will be held at 8:30 a.m. Eastern Time on October 23, 2007. The call will be available on the Internet through the Company’s web site or at www.streetevents.com .

Recipients are encouraged to visit the Company’s web site to view supplemental financial information on the Company’s results. The supplemental information is located at www.everestre.com in the “Financial Reports” section of the “Investor Center”. The supplemental financial information may also be obtained by contacting the Company directly.

___________________________

1The Company generally uses after-tax operating income, a non-GAAP financial measure, to evaluate its performance. After-tax operating income consists of net income excluding after-tax realized gains (losses) as the following reconciliation displays:

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
(Dollars in thousands, except per share amounts)	2007		2006		2007		2006
		(unaudited)				(unaudited)

		Per Diluted		Per Diluted		Per Diluted		Per Diluted
	Amount	Share	Amount	Share	Amount	Share	Amount	Share

Net income	$ 246,587	$ 3.90	$ 245,678	$ 3.76	$ 827,037	$ 12.96	$ 634,477	$ 9.71
After-tax realized gains	14,072	0.22	5,493	0.08	113,312	1.77	17,717	0.27

After-tax operating income	$ 232,515	$ 3.68	$ 240,185	$ 3.68	$ 713,725	$ 11.19	$ 616,760	$ 9.44

Although realized gains (losses) are an integral part of the Company’s insurance operations, the determination of realized capital gains (losses) is independent of the insurance underwriting process. The Company believes that the level of realized gains (losses) for any particular period is not indicative of the performance of the underlying business in that particular period. Providing only a GAAP presentation of net income makes it more difficult for users of the financial information to evaluate the Company’s success or failure in its business, and may lead to incorrect or misleading assumptions and conclusions. The Company understands that the equity analysts who follow the Company focus on after-tax operating income in their analyses for the reasons discussed above. The Company provides after-tax operating income to investors so that they have what management believes to be a useful supplement to GAAP information concerning the Company’s performance.

--Financial Details Follow--

EVEREST RE GROUP, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands, except per share amounts)	2007	2006	2007	2006
	(unaudited)		(unaudited)
REVENUES:
Premiums earned	$ 997,055	$ 958,343	$ 3,001,104	$ 2,873,465
Net investment income	172,802	147,470	508,291	445,829
Net realized capital gains	18,579	8,651	151,245	24,724
Net derivative (expense) income	(1,564)	(6,201)	1,663	(1,006)
Other income	15,138	5,626	10,759	1,294
Total revenues	1,202,010	1,113,889	3,673,062	3,344,306

CLAIMS AND EXPENSES:
Incurred losses and loss adjustment expenses	583,240	546,670	1,768,122	1,789,250
Commission, brokerage, taxes and fees	240,135	215,971	700,213	659,876
Other underwriting expenses	40,316	34,118	113,917	96,777
Interest expense on senior notes	7,791	7,788	23,370	23,361
Interest expense on long term notes	6,601	-	10,928	-
Interest expense on junior subordinated debt	9,362	9,362	28,086	28,086
Amortization of bond issue costs	2,703	235	5,625	704
Interest and fee expense on credit facilities	376	90	530	285
Total claims and expenses	890,524	814,234	2,650,791	2,598,339

INCOME BEFORE TAXES	311,486	299,655	1,022,271	745,967
Income tax expense	64,899	53,977	195,234	111,490

NET INCOME	$ 246,587	$ 245,678	$ 827,037	$ 634,477
Other comprehensive income (loss), net of tax	90,660	204,250	(19,238)	45,633

COMPREHENSIVE INCOME	$ 337,247	$ 449,928	$ 807,799	$ 680,110

PER SHARE DATA:
Average shares outstanding (000's)	62,751	64,733	63,269	64,688
Net income per common share - basic	$ 3.93	$ 3.80	$ 13.07	$ 9.81

Average diluted shares outstanding (000's)	63,268	65,375	63,798	65,325
Net income per common share - diluted	$ 3.90	$ 3.76	$ 12.96	$ 9.71

EVEREST RE GROUP, LTD.
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(Dollars in thousands, except par value per share)	2007	2006
	(unaudited)
ASSETS:
Fixed maturities - available for sale, at market value
(amortized cost: 2007, $9,740,585; 2006, $10,210,165)	$ 9,788,628	$ 10,319,850
Equity securities - available for sale, at market value (cost: 2007, $28,961; 2006, $1,252,595)	29,118	1,613,678
Equity securities - available for sale, at fair value	1,590,446	-
Short-term investments	2,666,351	1,306,498
Other invested assets (cost: 2007, $606,467; 2006, $466,232)	608,193	467,193
Cash	206,062	249,868
Total investments and cash	14,888,798	13,957,087
Accrued investment income	134,692	141,951
Premiums receivable	994,309	1,136,787
Reinsurance receivables	699,107	772,813
Funds held by reinsureds	302,051	284,809
Deferred acquisition costs	388,422	388,117
Prepaid reinsurance premiums	42,331	67,757
Deferred tax asset	144,524	220,047
Federal income taxes recoverable	125,435	-
Other assets	141,259	138,202
TOTAL ASSETS	$ 17,860,928	$ 17,107,570

LIABILITIES:
Reserve for losses and loss adjustment expenses	$ 8,811,411	$ 8,840,140
Future policy benefit reserve	88,906	100,962
Unearned premium reserve	1,558,278	1,612,250
Funds held under reinsurance treaties	73,213	70,982
Losses in the course of payment	52,473	55,290
Commission reserves	35,214	23,665
Other net payable to reinsurers	29,651	47,483
Current federal income taxes payable	-	43,002
8.75% Senior notes due 3/15/2010	199,653	199,560
5.4% Senior notes due 10/15/2014	249,680	249,652
6.6% Long term notes due 5/1/2067	399,638	-
Junior subordinated debt securities payable	546,393	546,393
Accrued interest on debt and borrowings	19,968	10,041
Other liabilities	184,106	200,463
Total liabilities	12,248,584	11,999,883

SHAREHOLDERS' EQUITY:
Preferred shares, par value: $0.01; 50 million shares authorized;
no shares issued and outstanding	-	-
Common shares, par value: $0.01; 200 million shares authorized;
(2007) 62.8 million and (2006) 65.0 million issued and outstanding	653	650
Additional paid-in capital	1,798,770	1,770,496
Accumulated other comprehensive income, net of deferred income taxes of
$56.3 million at 2007 and $175.0 million at 2006	78,490	348,543
Treasury shares, at cost; (2007) 2.5 million shares and (2006) 0.0 million shares	(240,420)	-
Retained earnings	3,974,851	2,987,998
Total shareholders' equity	5,612,344	5,107,687
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 17,860,928	$ 17,107,570

EVEREST RE GROUP, LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2007	2006	2007	2006
	(unaudited)		(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 246,587	$ 245,678	$ 827,037	$ 634,477
Adjustments to reconcile net income to net cash provided by
operating activities:
Decrease in premiums receivable	100,732	6,005	149,022	75,067
Increase in funds held by reinsureds, net	(12,225)	(37,722)	(11,244)	(80,331)
Decrease in reinsurance receivables	33,163	113,109	87,661	216,310
Decrease (increase) in deferred tax asset	57,588	(851)	83,993	(5,836)
Increase (decrease) in reserve for losses and loss adjustment expenses	28,469	(195,795)	(105,541)	(373,306)
Decrease in future policy benefit reserve	(4,631)	(5,507)	(12,056)	(21,859)
Increase (decrease) in unearned premiums	48,788	53,403	(62,559)	29,022
Change in other assets and liabilities, net	(122,302)	2,017	(193,291)	16,493
Non-cash compensation expense	4,218	3,205	13,505	9,555
Amortization of bond premium	(5,887)	6,015	(6,713)	19,230
Amortization of underwriting discount on senior notes	42	38	122	111
Realized capital gains	(18,579)	(8,651)	(151,245)	(24,724)
Net cash provided by operating activities	355,963	180,944	618,691	494,209

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from fixed maturities matured/called - available for sale, at market value	384,354	258,708	1,001,549	617,797
Proceeds from fixed maturities sold - available for sale, at market value	52,087	2,215	256,122	154,590
Proceeds from equity securities - available for sale, at market value	-	66,273	-	186,495
Proceeds from equity securities - available for sale, at fair value	143,606	-	1,462,167	-
Proceeds from other invested assets sold	25,080	15,618	52,463	42,321
Cost of fixed maturities acquired - available for sale, at market value	(472,811)	(107,552)	(728,298)	(950,459)
Cost of equity securities acquired - available for sale, at market value	-	(62,580)	-	(440,350)
Cost of equity securities acquired - available for sale, at fair value	(169,080)	-	(1,307,488)	-
Cost of other invested assets acquired	(29,307)	(74,076)	(149,072)	(133,028)
Net (purchases) sales of short-term securities	(209,356)	(237,254)	(1,312,446)	116,610
Net decrease (increase) in unsettled securities transactions	7,493	(8,726)	3,081	(9,926)
Net cash used in investing activities	(267,934)	(147,374)	(721,922)	(415,950)

CASH FLOWS FROM FINANCING ACTIVITIES:
Common shares issued during the period	3,332	(545)	14,772	17,873
Purchase of treasury stock	(40,340)	-	(240,420)	-
Net proceeds from issuance of long term notes	-	-	395,637	-
Dividends paid to shareholders	(30,038)	(7,799)	(90,999)	(23,378)
Net cash (used in) provided by financing activities	(67,046)	(8,344)	78,990	(5,505)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(2,711)	9,113	(19,565)	29,733

Net increase (decrease) in cash	18,272	34,339	(43,806)	102,487
Cash, beginning of period	187,790	175,423	249,868	107,275
Cash, end of period	$ 206,062	$ 209,762	$ 206,062	$ 209,762

SUPPLEMENTAL CASH FLOW INFORMATION
Cash transactions:
Income taxes paid	$ 107,438	$ 37,718	$ 267,744	$ 12,632
Interest paid	$ 18,489	$ 18,103	$ 52,867	$ 52,621